Exhibit 10.1

Grant Date: XXX
Restriction Lapse Date: XXX
Value on Grant Date: XXX
Dividend Equivalents: XXX

Performance Stock Unit Grant Certificate - additional terms

PSU Grant. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Performance Stock Units with Dividend Equivalents (“PSUs”) to the individual named on the front of this Certificate (“Grantee”). Each PSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”), and (ii) cash payments based on dividends paid to shareholders of such stock, for each PSU for which the restrictions set forth below lapse in accordance with their terms, each in accordance with the terms of this Grant, the GE 1990 Long Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

Dividend Equivalents. Until such time as the following restrictions lapse, or the PSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the number of PSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the PSUs.

Restrictions/Performance Goals. Restrictions on XX% of the PSUs shall lapse on the Restriction Lapse Date if (i) the Grantee has been continuously employed by the Company to such date and (ii) the Company's Average Annual Total Shareowner % Return ("TSR") is equal to or exceeds the Average Annual Total Shareowner % Return for the S&P 500 companies ("S&P 500 TSR") for the XX-year period of [START DATE] to [END DATE]. Restrictions on the other XX% of the PSUs shall lapse on the Restriction Lapse Date if (i) the Grantee has been continuously employed by the Company to such date and (ii) the Company's average annual % growth in Cash Flow from Operating Activities ("CFOA"), adjusted to exclude the effect of unusual events, is equal to or exceeds XX% for the XX-year period of [START DATE] to [END DATE]. Measurement of TSR and CFOA shall be determined in accordance with the customary accounting and financial reporting practices utilized by the Company according to Generally Accepted Accounting Principles (GAAP). PSUs for which restrictions do not lapse in accordance with this paragraph shall be immediately cancelled.

Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee.

Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

Entire Agreement. This Grant, the Plan, and the rules and procedures adopted by the Committee, contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by the Chairman of the Committee and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.